As filed with the Securities and Exchange Commission on August 5, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GRAY TELEVISION, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-0285030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4370 Peachtree Road, NE
Atlanta, Georgia 30319

(Address of Principal Executive Offices) (Zip Code)

Gray Television Inc. Capital Accumulation Plan

(Full title of the plan)

James C. Ryan

Executive Vice President and

Chief Financial Officer

Gray Television, Inc.

4370 Peachtree Road, NE

Atlanta, Georgia 30319

(404) 504-9828

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, Georgia 30361

(404) 581-8573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Gray Television, Inc. (the “Company”) to register an additional [2,500,000] shares of the Company’s common stock, no par value per share (“common stock”), issuable pursuant to the Gray Television, Inc. Capital Accumulation Plan (the “Plan”). The prior registration statements relating to the Plan that the Company filed with the Securities and Exchange Commission (“SEC”) on (i) December 9, 2008 (Registration No. 333-156012), (ii) June 4, 2007 (File No. 333-143493), (iii) July 9, 2004 (File No. 333-117248) and (iv) December 12, 1996 (File No. 333-17773), are incorporated by reference into this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a registration statement on Form S-8 relating to the same employee benefit plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022 and June 30, 2022;

(c)

The Company’s Current Reports on Form 8-K, filed on February 24, 2022, March 1, 2022, May 6, 2022 and August 5, 2022 (except to the extent that the information therein is furnished and not filed with the SEC); and

(d)

The description of the Company’s common stock contained in the registration statement on Form 8-A, filed on September 13, 1996, including any amendment or report filed for purposes of updating the description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated in Georgia. Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) generally provides that a corporation may indemnify a director (including a former director and including a director who is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability incurred: (i) in a civil proceeding (a) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and (b) if, in all other cases, the conduct was in good faith and was at least not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, the conduct was in good faith and the director had no reasonable cause to believe such conduct was unlawful. GBCC section 14-2-851(d) provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under GBCC section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director’s capacity as a director.

GBCC section 14-2-852 generally provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defending an action to which the director was a party because he or she was a director of the corporation.

GBCC section 14-2-853 generally provides that a corporation may, under certain circumstances, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director of the corporation.

GBCC section 14-2-854 generally allows a court, upon application by a director, to order indemnification and/or advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or it determines that indemnification is fair and reasonable even if, among other things, the director has failed to meet the statutory standard of conduct provided under GBCC section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to a corporation or for receipt of an improper benefit.

GBCC section 14-2-855 generally provides that a corporation may not indemnify a director under GBCC section 142-851 unless authorized by GBCC section 14-2-851 and either (i) a committee of disinterested directors, (ii) special legal counsel, or (iii) disinterested shareholders have determined that indemnification is permitted in a specific proceeding because the director has met the relevant standard of conduct.

GBCC section 14-2-856 generally permits a corporation’s articles of incorporation or bylaws or a contract or a resolution approved or ratified by a corporation’s shareholders to authorize a corporation to indemnify a director against claims to which the director was a party, including claims by a corporation or in its right (e.g., shareholder derivative action). However, a corporation may not indemnify the director for liability to the corporation or if the director is subjected to injunctive relief in the corporation’s favor for (i) any misappropriation of the corporation’s business opportunities, (ii) intentional misconduct or knowing violation of the law, (iii) unlawful distributions or (iv) receipt of an improper benefit.

GBCC section 14-2-857 generally permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of the corporation’s articles of incorporation, bylaws, board resolutions, or by contract. However, a corporation may not indemnify an officer for liability arising from conduct involving misappropriation of the corporation’s business opportunity, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

GBCC section 14-2-858 generally permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Article 7 of the Restated Articles of Incorporation of the Company generally provides that the liability of each director to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director shall be eliminated or limited to the fullest extent permitted by applicable law. However, to the extent required by applicable law, this provision does not eliminate or limit the liability of a director for (i) any appropriation, in violation of his duties, of any business opportunity of the Company; (ii) any acts/omissions involving intentional misconduct or a knowing violation or law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) certain liability set out in GBCC section 14-2-832.

Article XIV of the Bylaws of the Company, as amended, generally provides for indemnification of and advancement of expenses to directors and officers to the fullest extent permitted by applicable law. Article XIV also provides that indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1

Restated Articles of Incorporation of Gray Television, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 001-13796) for the year ended December 31, 2019)

4.2	Bylaws of Gray Television, Inc., as amended through June 5, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 6, 2013)

5.1	Opinion of Jones Day

23.1	Consent of RSM US LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	Gray Television, Inc. Capital Accumulation Plan (incorporated by reference to Exhibit 10(i) to the Company's Annual Report on Form 10-K (File No. 0-13796) for the year ended December 31, 1994)

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 5th day of August 2022.

GRAY TELEVISION, INC.

By:	/s/ James C. Ryan
James C. Ryan
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

*	Executive Chairman and
(Hilton H. Howell, Jr.)	Chief Executive Officer (Principal Executive Officer)

*	President, Co-Chief Executive Officer
(Donald P. LaPlatney)	and Director

*	Executive Vice President and
(James C. Ryan)	Chief Financial Officer (Principal Financial Officer)

*	Senior Vice President and
(Jackson S. Cowart, IV)	Chief Accounting Officer (Principal Accounting Officer)

*	Director
(Richard L. Boger)

*	Director
(T. L. Elder)

*	Director
(Luis A. Garcia)

*	Director
(Richard B. Hare)

*	Director
(Robin R. Howell)

*	Director
(Lorraine McClain)

*	Director
(Paul H. McTear)

*	Director
(Howell W. Newton)

*	Director
(Sterling A. Spainhour, Jr.)

*

James C. Ryan, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

August 5, 2022	By:	/s/ James C. Ryan
James C. Ryan, Attorney-in-Fact